Exhibit 1

GMO ETF TRUST

CERTIFICATE OF CLERK

I, Douglas Y. Charton, hereby certify that I am the duly elected and acting Clerk of GMO ETF Trust, a Delaware statutory trust (the “Trust”), and do hereby further certify as follows:

1. Attached hereto as Exhibit A are true and correct copies of resolutions from the meeting of the Board of Trustees of the Trust (the “Board”) held March 10, 2026 (the “Meeting”). The resolutions were duly adopted by the Board at the Meeting. Such resolutions have not been modified or rescinded since their adoption and are in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of April, 2026

By:	/s/ Douglas Y. Charton
Name: Douglas Y. Charton
Title: Clerk

Exhibit A

Resolutions of the Board – March 10, 2026

Power of Attorney Authorizations

VOTED:

That each of Douglas Y. Charton, Kevin O’Brien and Megan Bunting is authorized to sign for Tara Pari, in her name in the capacity of Chief Executive Officer and Principal Executive Officer, on behalf of GMO ETF Trust (“ETF Trust”), ETF Trust’s Registration Statement on Form N-1A with the Securities and Exchange Commission (the “SEC”) and any and all amendments thereto, pursuant to a power of attorney executed by Ms. Pari.

VOTED:

That each of Douglas Y. Charton, Kevin O’Brien and Megan Bunting is authorized to sign for Betty Maganzini, in her name in the capacity of Treasurer, Chief Financial Officer, Chief Accounting Officer, and Principal Financial and Accounting Officer, on behalf of ETF Trust, ETF Trust’s Registration Statement on Form N-1A with the SEC and any and all amendments thereto, pursuant to a power of attorney executed by Ms. Maganzini.